UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14 C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934 (Amendment No. ....)

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☐ Preliminary Information Statement

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☒ Definitive Information Statement

MAVERICK OIL AND GAS, INC.

(Name of Registrant As Specified In its Charter)

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MAVERICK OIL AND GAS, INC.
888 East Las Olas Boulevard, Suite 400
Fort Lauderdale, FL 33301

July 17, 2006

Dear Fellow Stockholder:

      The accompanying information statement is being provided to inform you that our board of directors and the holders of a majority of our outstanding shares of common stock have delivered written consents authorizing an amendment to our articles of incorporation that will increase the number of authorized shares of our common stock from 200 million shares to 260 million shares. The number of authorized shares of our preferred stock will remain the same, at 10 million shares.

      This amendment to our articles of incorporation will become effective on August 7, 2006, 21 days from the date the accompanying information statement is being sent to our stockholders.

      This information statement is being provided to you for information purposes only. Your vote is not required to approve the action. This information statement does not relate to an annual or special meeting of stockholders.

      We are not asking you for a proxy and you are requested not to send us a proxy.

Sincerely,

V. Ray Harlow
Chief Executive Officer

THIS INFORMATION STATEMENT IS BEING PROVIDED TO
YOU BY THE BOARD OF DIRECTORS OF THE COMPANY

INFORMATION STATEMENT

MAVERICK OIL AND GAS, INC.
888 East Las Olas Boulevard, Suite 400
Fort Lauderdale, FL 33301
(954) 463-5707

July 17, 2006

GENERAL INFORMATION

This information statement is being furnished to you, as a holder of our common stock, to inform you that our board of directors and the holders of a majority of our outstanding shares of common stock have authorized by written consent an amendment to our articles of incorporation (the “Amendment”) that will increase the total number of authorized shares of our common stock from 200 million to 260 million. The number of authorized shares of our preferred stock will remain the same, at 10 million.

Prior to the mailing of this information statement, our board of directors and certain of our principal stockholders, who represent a majority of our outstanding shares of common stock, signed written consents approving the Amendment. As a result, the Amendment has been approved and neither a meeting of stockholders nor additional written consents are necessary.

The record date for the determination of stockholders entitled to notice of this action is June 29, 2006. As of that date there were 99,022,565 shares of common stock outstanding and no shares of our preferred stock were outstanding. Each share of common stock is entitled to one vote per share. This information statement will first be mailed to stockholders on or about July 17, 2006.

We will bear the expense of preparing and mailing this information statement and all documents that now accompany or may hereafter supplement it. We will reimburse brokers and other persons holding stock in their names or the names of nominees for their expenses incurred in forwarding this information statement to the beneficial owners of such shares.

Our principal executive offices are located at 888 East Las Olas Boulevard, Suite 400, Fort Lauderdale, Florida 33301.

We are not asking you for a proxy and you are requested not to send us a proxy.

OUTSTANDING VOTING SECURITIES

As of the date of the written consent signed by the majority stockholders, the Company had 99,022,565 shares of common stock issued and outstanding. Each share of outstanding common stock is entitled to one vote on matters submitted for stockholder approval.

On or about June 14, 2006, the holders of 51,404,527 shares of common stock (representing 51.9% of the outstanding shares of capital stock of the Company having voting power) executed and delivered to the Company written consents approving the Amendment. Since the Amendment has been approved by stockholders entitled to exercise not less than a majority of the voting power of the company, no proxies or consents are being solicited in connection with this information statement.

The Nevada General Corporation Law provides that unless the Company’s articles of incorporation or bylaws provide otherwise, stockholders may take action without a meeting and without notice if written consent or consents are signed by stockholders having at least a majority of the voting power of the Company’s outstanding capital stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates how many shares of our common stock were beneficially owned as of June 29, 2006, by (1) each person known by us to be the owner of more than 5% of our outstanding shares of common stock, (2) our directors, (3) our executive officers, and (4) all our directors and executive officers as a group. In general, “beneficial ownership” includes those shares a director or executive officer has sole or shared power to vote or transfer (whether or not owned directly) and rights to acquire common stock through the exercise of stock options and warrants that are exercisable currently or become exercisable within 60 days. Except as indicated otherwise, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. We based our calculation of the percentage owned of 99,022,565 shares outstanding on June 29, 2006, and added shares that may be acquired within 60 days to the number of other shares that the person owns as well as to the number of shares outstanding. The address of each of the directors and executive officers listed below is c/o Maverick Oil and Gas, Inc., 888 East Las Olas Boulevard, Suite 400, Fort Lauderdale, Florida 33301.

Name and Address	Number of Shares Beneficially Owned		Percent of Class
V. Ray Harlow	1,322,539	(1)(2)	1.3%
John A. Ruddy	1,416,000	(1)(3)	1.4%
James M. Parrish	1,416,000	(1)(4)	1.4%
Lance E. Johnson	103,948	(5)	*
David Preng	40,300	(6)	*
Andrej Rucigaj	0	(6)	0
Matthew D. Fitzgerald	0	(7)	0
Line Trust Corporation Limited 57/63 Line Wall Road P.O. Box 199 Gibraltar	31,734,500	(8)	29.1%

Name and Address	Number of Shares Beneficially Owned		Percent of Class
M.V. Oil and Gas Company Box 751 Providenciales Turks & Caicos	20,000,000	(9)	20.2%
Millenium Global High Yield Fund Limited 64 St. James Street London SW1A 1NF UK	11,250,000	(10)	10.9%
All officers and directors as a group (7 persons)	4,258,787		4.3%

(*) Less than 1%

(1)  These shares do not include 984,000 shares issuable upon exercise of stock options that were granted as part of the acquisition but are not currently exercisable. With respect to Mr. Harlow, this includes 2,012 shares held by Mr. Harlow’s wife.

(2)  Does not include 100,000 shares of restricted stock that were granted under our Stock Incentive Plan during February 2006, and vest in one-third annual increments commencing February 2007.

(3)  Does not include 80,000 shares of restricted stock that were granted under our Stock Incentive Plan during February 2006, and vest in one-third annual increments commencing February 2007.

(4)  Does not include 60,000 shares of restricted stock that were granted under our Stock Incentive Plan during February 2006, and vest in one-third annual increments commencing February 2007.

(5)  Includes options to purchase 40,000 shares of our common stock at an exercise price of $1.22 per share which vest on August 10, 2006 provided the named director remains on our Board of Directors through such vesting date. Does not include options to purchase 40,000 shares of our common stock at an exercise price of $1.22 per share which vest on August 10, 2007 provided the named director remains on our Board of Directors through such vesting date.

(6)  Does not include options to purchase 80,000 shares of our common stock at an exercise price of $1.02 per share, fifty percent (50%) of which vest on September 26, 2006 and fifty percent of which vest on August 10, 2007 provided the named director remains on our Board of Directors through such vesting dates.

(7)  Does not include options to purchase 80,000 shares of our common stock at an exercise price of $1.39 per share, fifty percent (50%) of which vest on February 3, 2007 and fifty percent (50%) of which vest on February 3, 2008, provided the named director remains on our Board of Directors through such vesting dates.

(8)  Line Trust Corporation Limited (“Line Trust”), The Aktiva Diversified Trust (“Aktiva”), and AltaFin, BV (“AltaFin”) have filed a Schedule 13D (the “Schedule 13D”) as members of a “group” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to these shares. Aktiva has beneficial ownership of 27,000,000 of these shares (including 9,000,000 shares issuable upon the exercise of warrants) and AltaFin has beneficial ownership of 4,734,500 of these shares (including 1,000,000 shares issuable upon the exercise of warrants). Line Trust is the independent sole trustee of Aktiva. Line Trust is also the independent sole trustee of a trust that owns all of the stock of AltaFin and of a trust that directly or indirectly holds all of the shares of AltaFin’s corporate managing director. Line Trust has disclaimed beneficial ownership of these shares, except to the extent of any indirect pecuniary interest therein. The foregoing information is based upon the Schedule 13D. The class of beneficiaries of the trusts described in this note currently includes Darko Horvat and his family members.

(9)  Based upon information provided to us, we have been advised that these shares are beneficially owned indirectly by David Stevenson, c/o KDS Capital, 53 Davies Street, Mayfair, London W1K 5JH, U.K.

(10) Includes 3,500,000 shares issuable upon exercise of currently exercisable warrants. Millenium Global Investments Limited is the investment manager of Millenium Global High Yield Fund Limited, and as such has shared voting and dispositive power over the securities owned with Joseph Strubel, portfolio manager of Millenium Global High Yield Fund Limited. Other than the investments of Millenium Global High Yield Fund Limited in the Company’s securities, Millenium has not had any material relationship with the Company within the past three years.

The foregoing table does not include an aggregate of 68,924,389 shares issuable to Castlerigg Master Investments, Ltd. (“Castlerigg”) upon: the conversion of $22.5 million principal amount of secured convertible debentures at a conversion price of $0.9376 per share; and the exercise of warrants to purchase 44,926,948 shares at an exercise price of $0.9376 per share. This assumes the conversion of the principal amount of the secured convertible debentures and the exercise of the warrants at these initial conversion and exercise prices, which are subject to anti-dilution adjustment. This does not include shares issuable upon the payment of interest under the secured convertible debentures, although, subject to certain limitations, the Company has the right to do so valuing the shares at a 17.5% discount to the then applicable range of average trading prices. The terms of the secured convertible debentures and warrants issued to Castlerigg prohibit Castlerigg from converting the secured convertible debentures and/or exercising the warrants to the extent conversion and/or exercise would otherwise result in Castlerigg beneficially owning more than 4.99% of our shares of common stock after the conversion and/or exercise; provided, however, that Castlerigg may increase or decrease such percentage limitation (however, not in excess of 9.99%) upon more than 60 days’ notice. Accordingly, the foregoing table does not reflect the beneficial ownership of Castlerigg, although should it increase such percentage limitation, it is possible that Castlerigg could become a beneficial holder of more than 5% of our shares. Castlerigg, a British Virgin Islands company, directly owns the secured convertible debentures and warrants. Sandell Asset Management Corp., a Cayman Islands company (“SAMC”), is the investment manager of Castlerigg. Thomas Sandell is the controlling person of SAMC and may be deemed to share beneficial ownership of the shares beneficially owned by Castlerigg. Castlerigg International Ltd., a British Virgin Islands company (“Castlerigg International”), is the controlling shareholder of Castlerigg International Holdings Limited, a British Virgin Islands company (“Holdings”). Holdings is the controlling shareholder of Castlerigg. Each of Holdings and Castlerigg International may be deemed to share beneficial ownership of the shares beneficially owned by Castlerigg. SAMC, Mr. Sandell, Holdings and Castlerigg International each disclaims beneficial ownership of the securities owned or beneficially owned by Castlerigg.

The foregoing table does not include an aggregate of 22,974,797 shares issuable to Kings Road Investments Ltd. (“Kings Road”) upon the conversion of $7.5 million principal amount of the secured convertible debentures at a conversion price of $0.9376 per share; and the exercise of warrants to purchase 13,975,650 shares of our common stock at an exercise price of $0.9376 per share. This assumes conversion of the secured convertible debentures and exercise of the warrants at these initial conversion and exercise prices, which are subject to anti-dilution adjustments. This does not include shares issuable upon the payment of interest under the secured convertible debentures, although, subject to certain limitations, the Company has the right to do so valuing the shares at a 17.5% discount to the then applicable range of average trading prices. The terms of the secured convertible debentures and associated warrants issued to Kings Road prohibit Kings Road from converting the secured convertible debentures and/or exercising the warrants to the extent conversion and/or exercise would otherwise result in Kings Road beneficially owning more than 4.99% of our shares of common stock after the conversion and/or exercise; provided, however, that Kings Road may increase or decrease such percentage limitation (however, not in excess of 9.99%) upon more than 60 days’ notice. Accordingly, the foregoing table does not reflect the beneficial ownership of Kings Road, although should it increase such percentage limitation, it is possible that Kings Road could become a beneficial holder of more than 5% of our shares of common stock. Kings Road is a wholly-owned subsidiary of Polygon Global Opportunities Master Fund (“Master Fund”). Polygon Investment Partners LLP and Polygon Investment Partners LP (the “Investment Managers”), Polygon Investments Ltd. (the “Manager”), the Master Fund, Alexander Jackson, Reade Griffith and Paddy Dear share voting and dispositive power of the securities held by Kings Road. The Investment Managers, the Manager, Alexander Jackson, Reade Griffith and Paddy Dear disclaim beneficial ownership of the securities held by Kings Road. Except for the ownership of the secured convertible debentures and associated warrants, Kings Road has not had any material relationship with the Company within the past three years.

AMENDMENT TO OUR ARTICLES OF INCORPORATION

General

Our board of directors approved the Amendment on June 14, 2006, subject to stockholder approval. On June 14, 2006, stockholders of the Company entitled to vote not less than a majority of the voting power of the Company approved the Amendment. To effect the Amendment, the Company will file a certificate of amendment, substantially in the form attached to this Information Statement as Exhibit A.

Purpose

Our authorized capital stock presently consists of 200 million shares of common stock, $.001 par value per share, and 10 million shares of preferred stock, $.001 par value per share. As of June 29, 2006, we had 99,022,565 shares of common stock outstanding, and no shares of preferred stock. In addition, we have reserved for future issuance up to approximately 100 million additional shares of common stock to cover the conversion or exercise of outstanding convertible secured debentures, options, and warrants. As a result, we have virtually no shares of common stock available for future issuance. Furthermore, we recently issued $10 million principal amount of secured convertible debentures and associated warrants which are convertible into or exercisable for an aggregate of 38,571,540 shares of common stock. See description of “Recent Sale of Secured Convertible Debentures and Associated Warrants” below. We also plan to issue up to 1.2 million shares of our common stock to a third party for advisory services provided in connection with our acquisition of leasehold interests in our Fayetteville Shale project, subject to the satisfaction of certain conditions.

We need to have the authority to issue additional shares of common stock to satisfy our obligations under our recently issued secured convertible debentures and warrants, to issue the additional shares to the third party advisor and to provide the flexibility to obtain the additional capital we will need in the future to pursue our business plan.

Other than the shares to satisfy our obligations under our recently issued secured convertible debentures and warrants and the up to 1.2 million shares we may issue to the third party advisor, we have no current plans to issue additional shares of our common stock.

Effective Date of the Amendment

The amendment to our articles of incorporation will become effective upon the filing of a Certificate of Amendment to our articles of incorporation with the Secretary of State of the State of Nevada. The board of directors intends to file the Certificate of Amendment as soon as practicable upon the passing of 20 calendar days from the later of the date a definitive copy of this Information Statement is filed with the Securities and Exchange Commission (“SEC”) and the date a definitive copy of this Information Statement is mailed to stockholders.

Potential Anti-Takeover Effect of the Amendment

The increase in the number of shares of our common stock authorized for issuance could, under certain circumstances, be construed as having an anti-takeover effect. For example, in the event a person seeks to unilaterally effect a change in the composition of our board of directors or contemplates a tender offer or other transaction for the combination of us with another company, it may be possible for us to impede the attempt by issuing additional shares of our common stock, thereby diluting the voting power of the person seeking to acquire control of us, and increasing the potential cost to acquire control of us. The proposed amendment may also have the effect of permitting our current management, including our board of directors, to retain its position indefinitely and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of our business. This includes the possibility that our current management may use the additional shares to resist or frustrate a bid to take control of us at a share price that includes an above-market premium that is favored by a majority of our stockholders that are independent from management. Our board of directors has no present intention to issue common stock for such purposes.

Our board of directors did not propose this amendment to our Articles of Incorporation in response to any effort known to them to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer or solicitation in opposition to management. In addition, this proposal is not part of any plan by management to recommend a series of similar amendments to our board of directors and our stockholders. Finally, our board of directors does not currently contemplate recommending the adoption of any other amendments to the articles of incorporation or making any other arrangements that could be construed as affecting the ability of third parties to take us over.

If authorized, the additional shares of our common stock may be issued without further action by our stockholders. Under our articles of incorporation, the holders of our common stock do not have preemptive rights with respect to future issuances of our common stock. Thus, should our board of directors elect to issue additional shares of our common stock, our existing stock-holders will not have any preferential rights to purchase such shares and such issuance could have a dilutive effect on the voting power and percentage ownership of these stockholders. The issuance of additional shares of our common stock could also have a dilutive effect on our earnings per share, book value per share or voting power of our currently outstanding shares of common stock.

Our articles of incorporation and by-laws do not contain any other provisions having an anti-takeover effect, except that our articles of incorporation authorize the issuance of preferred stock. Although no shares of preferred stock have been issued to date, our board of directors retains the power to issue such shares and to establish their terms. For example, the preferred stock may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of our common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock. If issued, the preferred stock could also render more difficult, or discourage, a merger, tender offer or proxy contest relative to us, and make the removal of incumbent management more difficult. Our board of directors has no present intention to issue preferred stock for such purposes. Our articles of incorporation prohibit cumulative voting with respect to any matters brought to a vote by our stockholders.

Required Vote for the Amendment

Under the Nevada Revised Statutes (the “Nevada Revised Statutes”), an amendment to a corporation’s articles of incorporation requires the affirmative vote of a majority of the outstanding shares entitled to vote thereon.

Action by Written Consent; No Vote Required

Your consent is not required and is not being solicited in connection with the Amendment. Pursuant to Section 78.320 of the Nevada Revised Statutes, unless otherwise provided in a corporation’s articles of incorporation, any action required to be taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and properly delivered to the corporation. On June 14, 2006, the holders of a majority of the issued and outstanding shares of the common stock acted by written consent and authorized the Amendment. Accordingly, the action by written consent of the holders of a majority of the issued and outstanding shares of our common stock is sufficient, without the consent of any of our other stockholders, to approve and adopt the Amendment.

Notice of Action by Written Consent

Pursuant to Rule 14c-2 of Regulation 14C promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), we are required to distribute an information statement to all of our stockholders from whom consent is not solicited at least 20 calendar days prior to the earliest date on which we may amend our articles of incorporation. This information statement serves as the notice required by Rule 14c-2 of Regulation 14C.

RECENT SALE OF SECURED CONVERTIBLE DEBENTURES
AND ASSOCIATED WARRANTS

On June 21, 2006, we issued $10 million principal amount of secured convertible debentures (the “Secured Convertible Debentures”) and associated warrants to purchase 18,664,676 shares of our common stock (the “Warrants”) in a private placement transaction with Castlerigg and Kings Road.

Secured Convertible Debentures

The Secured Convertible Debentures have an aggregate principal amount of $10 million and are convertible into 10,665,529 shares of our common stock (at an initial conversion price of $0.9376 per share), subject to anti-dilution adjustments. The Secured Convertible Debentures have a maturity date of the first anniversary of their issuance, subject to the right of the holders to extend the date for the payment of any installment of principal described below. The Secured Convertible Debentures bear interest at the rate of 9.75% per annum, which rate is increased to 15% upon the occurrence of an event of default under the Secured Convertible Debentures. The Company’s obligations under the Secured Convertible Debentures are secured by a security interest in all of the Company’s assets.

Repayment of Principal

The principal amount of the Secured Convertible Debentures is to be repaid in equal monthly installments commencing on November 1, 2006 (or, if earlier, on the first day of the calendar month following the date the registration statement required by a registration rights agreement entered into in connection with the Secured Convertible Debentures and warrants (the “Registration Rights Agreement”) is declared effective) and ending on June 21, 2007, the first anniversary of the date of their issuance. Such principal payments may be paid in cash or, at the option of the Company if the Equity Conditions described below are satisfied, in shares of our common stock. Any shares of common stock used to pay an installment of principal will be valued at the lower of (1) the then applicable conversion price of the Secured Convertible Debentures and (2) 82.5% of the arithmetic average of the weighted average price of our common stock for the fifteen trading days preceding the installment payment date (but no greater than the arithmetic average of the weighted average price for the first and last three trading days of such fifteen trading day period). The number of shares of common stock which may be issued for the payment of any installment of principal may not exceed 22.5% of the aggregate dollar trading volume over the twenty trading days before the date the Company delivers notice of its election to pay an installment of principal in shares of our common stock. If the Company uses shares of common stock to pay an installment of principal, the Company may be required to deliver additional shares of common stock to pay such principal if the arithmetic average of the weighted average price for the nineteen (19) trading days following the installment payment date is less than the price used in determining the number of shares that were delivered on the installment payment date.

The holders of the Secured Convertible Debentures may elect to defer the payment of any installment of principal for a period of up to two years from the date such installment was originally due.

The Equity Conditions which must be satisfied as of the date of determination include (1) the registration statement required by the Registration Rights Agreement is effective and available for the resale of the securities covered thereby or all such securities are eligible for sale without registration, (2) our common stock is designated for quotation on the OTC Bulletin Board and is not subject to a threat of delisting or suspension, (3) for a period of one year prior to the date of determination the Company has timely delivered all shares of common stock upon conversion of the Secured Convertible Debentures and upon exercise of the Warrants, (4) the shares of common stock to be issued may be issued without causing a holder’s beneficial ownership of our common stock to exceed 4.99% of our outstanding common stock and without violating the rules of the OTC Bulletin Board, (5) the Company shall have not failed to timely make any payment required to be made under the Secured Convertible Debentures, Warrants, or related agreements within five business days after the date such payment is due, (6) there is not an event of default, an event that with the passage of time or giving of notice would constitute an event of default, or a public announcement of a fundamental transaction involving the Company, (7) the Company shall have no knowledge of any fact that would cause the registration statement required pursuant to the Registration Rights Agreement not to be effective and available for the sale of the securities covered thereby or any shares of common stock issuable upon conversion of the Secured Convertible Debentures or exercise of the Warrants not to be eligible for resale pursuant to SEC Rule 144(k), and (8) the Company shall not have materially breached any provision or representation or warranty in the Secured Convertible Debentures, Warrants, and related agreements.

Conversion

The Secured Convertible Debentures are convertible at the option of the holders into shares of our common stock at an initial conversion price of $0.9376 per share, subject to anti-dilution adjustments. The anti-dilution adjustments include a “full ratchet” adjustment which reduces the conversion price to any lower price at which the Company issues any common stock, or is obligated to issue common stock pursuant to options, warrants, or convertible securities in the future, except for the issuance of certain excluded securities.

The Company may require the holders to convert the Secured Convertible Debentures after the SEC has declared effective the registration statement required by the Registration Rights Agreement if (1) the Equity Conditions described above are satisfied, (2) the closing sale price of our common stock equals or exceeds 125% of the initial conversion price of the Secured Convertible Debentures for any five consecutive trading days, and (3) the Company has deposited into an escrow account proceeds from the sale of the Company’s Barnett Shale property in an amount equal to 125% of the principal amount of the Secured Convertible Debentures (the “Deposit Amount”) and certain debentures issued to the Investors in a January 2006 private placement transaction having an aggregate principal amount of $20 million (the “Prior Debentures”). Any such mandatory conversion cannot exceed 25% of the dollar trading volume of our common stock for the 20 trading days before the Company delivers notice of its election to require the mandatory conversion. If the Company elects to require such mandatory conversion, it must issue warrants to the holders of the Secured Convertible Debentures at an exercise price of $2.00 per share, to purchase the following percentages of our shares of common stock which are being issued upon such mandatory conversion, based upon the following arithmetic averages of the weighted average price of our common stock for the five trading days preceding the date the Company delivers notice of such mandatory conversion (expressed as a percentage of the conversion price as of such date):

Warrant Coverage	Arithmetic Average
70%	125% - 175%
60%	175% - 225%
50%	225% - 300%
25%	300% +

Payment of Interest

Interest on the Secured Convertible Debentures shall commence accruing as of June 21, 2006, however, the first payment will not be required until the first day of the month immediately following the earlier of: (i) the date on which the Registration Statement required in conjunction with the sale of the secured convertible debentures is declared effective by the SEC; or (ii) the four month anniversary of the closing. At the option of the Company, provided the Equity Conditions described above are satisfied, interest may be paid by the issuance of common stock. Any shares of our common stock used to pay interest will be valued at 82.5% of the arithmetic average of the weighted average price of our common stock for the five trading days preceding the interest payment date.

Participation Rights

The holders of the Secured Convertible Debentures are entitled to receive any dividends paid or distributions made to the holders of our common stock on an as if converted basis.

Covenants

The Secured Convertible Debentures contain a variety of covenants on the part of the Company which are typical for transactions of this type, as well as the following covenants:

•   the obligation to use its best efforts to sell its Barnett Shale property by December 31, 2006 (see “Sale of Barnett Shale Property” below).

•   the obligation to amend our articles of incorporation to increase the authorized shares of our common stock to the amount that will allow for the issuance of all shares upon conversion of principal and interest due under the Secured Convertible Debentures and exercise of the Warrants.

•   the obligation to reserve out of the Company’s authorized and unissued common stock a number of shares equal to the number of shares of common stock issuable upon conversion of the Secured Convertible Debentures.

•   the obligation to not incur other Indebtedness (as defined in the Secured Convertible Debentures), except for certain purchase money indebtedness and, if the Deposit Amount has been deposited into escrow, up to $50 million of indebtedness which is junior to, or pari passu with, the Secured Convertible Debentures.

•   the obligation not to incur, or permit the Company’s subsidiaries to incur, liens, except for certain permitted liens.

•   the obligation to not, and to not permit the Company’s subsidiaries to, (1) pay dividends or make distributions on the Company’s equity securities, (2) redeem equity securities, or (3) pay any Indebtedness (as defined in the Secured Convertible Debentures), except for the payment of interest or principal at its stated maturity.

•   the obligation to not dispose of any equity interests in the Company’s subsidiaries and to not, and to not permit its subsidiaries to, dispose of any assets, other than dispositions in the ordinary course of business consistent with past practice, unless the Company or its subsidiary receives consideration at least equal to the fair market value of the assets or equity interests disposed of and at least 85% of the consideration is in the form of cash. The holders of the

Secured Convertible Debentures may require the Company to redeem the Secured Convertible Debentures with such proceeds.

Sale of Barnett Shale Property

The Secured Convertible Debentures require the Company to use its best efforts to sell its Barnett Shale Property by December 31, 2006 for a purchase price equal to its fair market value. If the cash consideration to be received in any such sale is less than the required Deposit Amount, the consent of the holders of a majority of the outstanding principal amount of the Secured Convertible Debentures is required. If such consent is not provided, the deadline for the sale is extended until March 31, 2007.

The proceeds from the sale of the Barnett Shale Property must be deposited and retained in an escrow account until such time as there are no Secured Convertible Debentures or Prior Debentures outstanding. The holders of the Secured Convertible Debentures have the right for a period of three months after the proceeds are deposited into escrow to have the Company redeem their Secured Convertible Debentures and Prior Debentures in cash or in stock (at the conversion price) at a 25% premium. The Company may use the proceeds in the escrow fund to make payments on the Secured Convertible Debentures and the Prior Debentures. A ratable portion of the escrowed proceeds may also be withdrawn by the Company as the principal amount of the Secured Convertible Debentures and Prior Debentures are reduced. In addition, if the closing sale price of our common stock for thirty trading days during any forty consecutive trading day period is more than $2.00 and the Equity Conditions are satisfied, the Company may withdraw an amount of the escrowed proceeds equal to ten percent of the aggregate dollar trading volume during such forty day trading period.

If the Company has not sold the Barnett Shale Property prior to the applicable deadline, the holders of the Secured Convertible Debentures have the right to have one-third of the outstanding principal amount of the Secured Convertible Debentures redeemed, plus accrued and unpaid interest. If the Company has not sold the Barnett Shale Property within three months after the applicable deadline, the holders of the Secured Convertible Debentures have the right to have an additional one-third of the principal amount redeemed, plus accrued and unpaid interest.

If the proceeds from the sale of the Barnett Shale Property are less than the Deposit Amount, the holders of the Secured Convertible Debentures have the right to have the Company redeem a portion of the deficiency, which may be paid in cash or registered shares of common stock.

Warrants

The Warrants entitle the holders thereof to purchase up to an aggregate of 18,664,676 shares of common stock for a period of five years, at an exercise price of $0.9376 per share. The exercise price of the Warrants and the number of shares issuable upon exercise of the Warrants are subject to anti-dilution adjustments. The anti-dilution adjustments include a “full ratchet” adjustment which reduces the conversion price to any lower price at which the Company issues any common stock, or is obligated to issue common stock pursuant to options, warrants, or convertible securities in the future, except for the issuance of certain excluded securities. Upon adjustment of the exercise price of the Warrants, the number of shares issuable upon exercise of the Warrants will be proportionately increased. Also, by operation of the anti-dilution features of the warrants issued to these investors during January 2006 (the “January 2006 Warrants”), the exercise price of approximately 5.3 million outstanding warrants has been reduced from $2.00 per share to $0.9376 per share, and approximately 5.3 million outstanding warrants from $1.50 per share to $0.9376 per share. In addition, the number of shares issuable upon the exercise of the January 2006 Warrants has been increased by approximately 9.3 million.

DISSENTERS’ RIGHT OF APPRAISAL

Under the Nevada Revised Statutes, our stockholders are not entitled to dissent and obtain payment of the fair value for their shares in connection with the proposed amendment to our articles of incorporation.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except in their capacity as shareholders, none of our officers, directors or any of their respective affiliates has any interest in the Amendment.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Only one information statement is being delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. We will undertake to deliver promptly upon written or oral request a separate copy of the information statement to a stockholder at a shared address to which a single copy of the information statement was delivered. You may take a written or oral request by sending a written notification to our principal executive offices stating your name, your shared address, and the address to which we should direct the additional copy of the information statement or by calling our principal executive offices. If multiple stockholders sharing an address have received one copy of this information statement and would prefer us to mail each stockholder a separate copy of future mailings, you may send notification to or call our principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this information statement and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone call to our principal executive offices.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and in accordance with this act, we file periodic reports, documents and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. These reports and other information may be inspected and are available for copying at the offices of the Securities and Exchange Commission, 1 F Street, NE, Washington, DC 20549. Our SEC filings are also available to the public on the SEC’s website at http://www/sec/gov.

EFFECTIVE DATE OF AMENDMENT

Pursuant to Rule 14c-2 under the Exchange Act, the effective date of the Amendment, if effected, shall not occur until a date at least twenty (20) calendar days after the date on which this Information Statement has been mailed to stockholders.

By Order of the Board of Directors,

V. Ray Harlow
Chief Executive Officer

Exhibit A

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporation

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of Corporation:

Maverick Oil and Gas, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

ARTICLE FOUR has been amended in its entirety to read as follows:

      “ARTICLE FOUR. (CAPITAL STOCK) The corporation shall have authority to issue an aggregate of TWO HUNDRED SEVENTY MILLION (270,000,000) shares of stock, par value ($.001) per share, divided into two (2) classes of stock as follows:

      (A) NON-ASSESSABLE COMMON STOCK: TWO HUNDRED SIXTY MILLION (260,000,000) shares of Common Stock, par value $.001 per share; and

      (B) PREFERRED STOCK: TEN MILLION (10,000,000) shares of Preferred Stock, par value $.001 per share.

      All capital stock when issued shall be fully paid and non-assessable. No holder of shares of capital stock of the corporation shall be entitled as such to any pre-emptive or preferential rights to subscribe to any unissued stock, or any other securities, which the corporation may now or hereafter be authorized to issue.

      The corporation’s capital stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value.

      The Preferred Stock of the corporation shall be issued by the Board of Directors of the corporation in one or more classes, or one or more series within any class, and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the corporation may determine, from time to time.

      Holders of the corporation’s Common Stock shall not possess cumulative voting rights at any stockholders meetings called for the purpose of electing a Board of Directors or on other matters brought before stockholders meetings, whether they be annual or special.”

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is 51,404,527 shares of common stock.

4. Effective date of filing (optional):

5. Officer Signature: /s/ V. Ray Harlow: